Filed Pursuant to Rule 433

Dated October 26, 2017

Registration No. 333-203125

CAPITAL ONE FINANCIAL CORPORATION

$2,500,000,000

$600,000,000 2.400% SENIOR NOTES DUE 2020

$400,000,000 FLOATING RATE SENIOR NOTES DUE 2020

$1,500,000,000 3.300% SENIOR NOTES DUE 2024

Summary of Terms for Issuance

Issuer:	Capital One Financial Corporation

Trade Date:	October 26, 2017

Settlement Date:	October 31, 2017 (T+3)

$600,000,000 2.400% SENIOR NOTES DUE 2020

Security:	2.400% Senior Notes due 2020
Principal Amount:	US$600,000,000
Net Proceeds to Issuer (before expenses):	US$597,948,000
Ranking:	Senior Unsecured
Expected Security Ratings:*	Baa1 / BBB / A- (Moody’s / S&P / Fitch)
Maturity Date:	October 30, 2020
Coupon:	2.400% per annum
Treasury Benchmark:	1.625% Notes due October 15, 2020
Treasury Benchmark Yield:	1.752%
Spread to Treasury Benchmark:	68 bps
Re-offer Yield:	2.432%
Price to Public:	99.908% of principal amount

Interest Payment Dates:	Semi-annually in arrears on April 30 and October 30 of each year, commencing on April 30, 2018 to, and including, the Maturity Date
Day Count/Business Day Convention:	30/360; Following, unadjusted

Optional Redemption:	The Issuer has the option to redeem the notes at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date, in whole or in part at any time after September 30, 2020 (which is the date that is one month prior to the maturity date of the notes)
CUSIP/ISIN:	14040H BR5 / US14040HBR57
Joint Book-Running Managers:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC RBC Capital Markets, LLC Capital One Securities, Inc.

Co-Managers:	Academy Securities Inc. Blaylock Van, LLC Samuel A. Ramirez & Company, Inc. The Williams Capital Group, L.P.

$400,000,000 FLOATING RATE SENIOR NOTES DUE 2020

Security:	Floating Rate Senior Notes due 2020

Principal Amount:	US$400,000,000

Net Proceeds to Issuer (before expenses):	US$399,000,000

Ranking:	Senior Unsecured

Expected Security Ratings:*	Baa1 / BBB / A- (Moody’s / S&P / Fitch)

Maturity Date:	October 30, 2020

Price to Public:	100.000% of principal amount

Pricing Benchmark:	3-month USD LIBOR (Reuters LIBOR01)

Spread to Benchmark:	45 bps

Interest Payment and Reset Dates:	Quarterly on January 30, April 30, July 30 and October 30 of each year, commencing on January 30, 2018 to, and including, the Maturity Date

Interest Determination Date:	The second London banking day preceding the first day of the relevant interest period

Day Count/Business Day Convention:	Actual/360; Modified following, adjusted

Optional Redemption:	The Issuer has the option to redeem the notes at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date, in whole or in part at any time after September 30, 2020 (which is the date that is one month prior to the maturity date of the notes)

CUSIP/ISIN:	14040H BS3 / US14040HBS31

Joint Book-Running Managers:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC RBC Capital Markets, LLC Capital One Securities, Inc.

Co-Managers:	Academy Securities Inc. Blaylock Van, LLC Samuel A. Ramirez & Company, Inc. The Williams Capital Group, L.P.

$1,500,000,000 3.300% SENIOR NOTES DUE 2024

Security:	3.300% Senior Notes due 2024

Principal Amount:	US$1,500,000,000

Net Proceeds to Issuer (before expenses):	US$1,489,635,000

Ranking:	Senior Unsecured

Expected Security Ratings:*	Baa1 / BBB / A- (Moody’s / S&P / Fitch)

Maturity Date:	October 30, 2024

Coupon:	3.300% per annum

Treasury Benchmark:	2.125% Notes due September 30, 2024

Treasury Benchmark Yield:	2.297%

Spread to Treasury Benchmark:	105 bps

Re-offer Yield:	3.347%

Price to Public:	99.709% of principal amount

Interest Payment Dates:	Semi-annually in arrears on April 30 and October 30 of each year, commencing on April 30, 2018 to, and including, the Maturity Date

Day Count/Business Day Convention:	30/360; Following, unadjusted

Optional Redemption:	The Issuer has the option to redeem the notes at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date, in whole or in part at any time after September 30, 2024 (which is the date that is one month prior to the maturity date of the notes)

CUSIP/ISIN:	14040H BT1 / US14040HBT14

Joint Book-Running Managers:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC RBC Capital Markets, LLC Capital One Securities, Inc.

Co-Managers:	Academy Securities Inc. Blaylock Van, LLC Samuel A. Ramirez & Company, Inc. The Williams Capital Group, L.P.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Capital One Financial Corporation has filed a registration statement (including a prospectus and preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read each of these documents and the other documents filed with the SEC and incorporated by reference in such documents for more complete information about Capital One Financial Corporation and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may obtain a copy of these documents by contacting J.P. Morgan Securities LLC at 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322, RBC Capital Markets, LLC at 1-866-375-6829, Morgan Stanley & Co. LLC, at 1-866-718-1649, or Capital One Securities, Inc., at 1-800-666-9174, Attn: Compliance.

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